EXECUTION VERSION

AMENDMENT NO. 4 TO LOAN AND SERVICING AGREEMENT, dated as

of September 18, 2025 (this “Amendment”), among MSD BDC SPV II, LLC, a Delaware limited liability company, as borrower (the “Borrower”), MSD Investment Corp., a Maryland corporation, as collateral manager (the “Collateral Manager”) and as equityholder (the “Equityholder”), Citizens Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and as swingline lender (the “Swingline Lender”), each of the Lenders party hereto (the “Lenders”), U.S. Bank Trust Company, National Association, as collateral agent (the “Collateral Agent”) and U.S. Bank National Association, as collateral custodian (the “Collateral Custodian”) and as account bank (the “Account Bank”).

WHEREAS, the Borrower, the Equityholder, the Collateral Manager, MSD Investment Corp., as the seller, the Collateral Agent, the Collateral Custodian, the Account Bank, the Administrative Agent, the Swingline Lender and each Lender party thereto are party to the Loan and Servicing Agreement, dated as of August 15, 2023 (as amended, supplemented, amended and restated and otherwise modified from time to time, the “Loan Agreement”); and

WHEREAS, the parties hereto have agreed to amend the Loan Agreement in accordance with Section 11.01 of the Loan Agreement and subject to the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1. Defined Terms. Terms used but not defined herein have the respective meanings given to such terms in the Loan Agreement.

ARTICLE II

Amendments

SECTION 2.1. Amendments to the Loan Agreement. The Loan Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double underlined text) as set forth on the pages of the Loan Agreement attached as Exhibit A hereto.

SECTION 2.2. Amendments to Exhibits to Loan Agreement. The Exhibits to the Loan Agreement are hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double underlined text) as set forth on the pages of the Exhibits attached as Exhibit B hereto.

ARTICLE III

Conditions to Effectiveness

SECTION 3.1. This Amendment shall become effective as of the date first written above upon the satisfaction of the following conditions:

(a)
execution and delivery of this Amendment by each party hereto;
(b)
all fees (including reasonable and documented fees, disbursements and other charges of external counsel to the extent invoiced one Business Day prior to the date hereof) due to the Lenders on or prior to the effective date of this Amendment have been paid in full;
(c)
the Administrative Agent and the Lenders shall have received the executed legal opinion or opinions of Morgan, Lewis & Bockius LLP, counsel to the Borrower, addressed to the Administrative Agent and the Lenders dated as of the date hereof, each in form and substance acceptable to the Administrative Agent and each Lender in its reasonable discretion; and
(d)
the Administrative Agent and the Lenders shall have received a good standing certificate for the Borrower issued by the applicable office body of its jurisdiction of organization and a certified copy of the resolutions of the board of managers or directors (or similar items) of the Borrower approving this Amendment and the transactions contemplated hereby, certified by its secretary or assistant secretary or other authorized officer.

ARTICLE IV

Representations and Warranties

SECTION 4.1. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, as of the date first written above, (i) no Event of Default, Unmatured Event of Default, Collateral Manager Default or Unmatured Collateral Manager Default has occurred and is continuing and (ii) the representations and warranties of the Borrower contained in the Loan Agreement are true and correct in all material respects on and as of such day (other than any representation and warranty that is made as of a specific date).

ARTICLE V

Miscellaneous

SECTION 5.1. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE

GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 5.2. Severability Clause. In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 5.3. Ratification. Except as expressly amended and waived hereby, the Loan Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

SECTION 5.4. Counterparts; Electronic Execution. The parties hereto may sign one or more copies of this Amendment in counterparts, all of which together shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by email transmission shall be effective as delivery of a manually executed counterpart hereof. The parties agree that this Amendment may be executed and delivered by electronic signatures and that the electronic signatures appearing on this Amendment are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

SECTION 5.5. Headings. The headings of the Articles and Sections in this Amendment are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 5.6. Direction. Each of the Administrative Agent and the Lenders hereby consents to and directs each of the Collateral Agent, the Collateral Custodian and the Account Bank to execute this Amendment and acknowledges and agrees that each of the Collateral Agent, the Collateral Custodian and the Account Bank shall be fully protected in relying upon the foregoing consent and direction.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

MSD BDC SPV II, LLC, as Borrower

By: /s/ Brian S Williams

Name: Brian S Williams

Title: Chief Financial Officer & Treasurer

MSD INVESTMENT CORP., as Equityholder and as Collateral Manager

By: /s/ Brian S Williams

Name: Brian S Williams

Title: Chief Financial Officer & Treasurer

CITIZENS BANK, N.A., as Administrative Agent

By: /s/ Rachel Bilskie

Name: Rachel Bilskie Title: Director

CITIZENS BANK, N.A., as a Lender

By: /s/ Rachel Bilskie

Name: Rachel Bilskie Title: Director

TEXAS CAPITAL BANK, as a Lender

By: /s/ Robert Pitcock

Name: Robert Pitcock Title: Executive Director

EVERBANK, N.A., as a Lender

By: /s/ Brittany Gatto

Name: Brittany Gatto Title: Vice President

WESTERN ALLIANCE BANK, as a Lender

By: /s/ Adam Dolkart

Name: Adam Dolkart

Title: Senior Vice President

U.S. BANK TRUST COMPANY, NATIONAL

ASSOCIATION, as Collateral Agent

By: /s/ Jon C. Warn

Name: Jon C. Warn

Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as

Collateral Custodian and Account Bank

By: /s/ Jon C. Warn

Name: Jon C. Warn

Title: Senior Vice President

Exhibit A

CONFORMED LOAN AND SERVICING AGREEMENT

EXECUTION VERSION

Conformed through Amendment No. ~~3~~4 dated ~~April~~September 18, ~~2024~~2025

LOAN AND SERVICING AGREEMENT

Dated as of August 15, 2023 among

MSD BDC SPV II, LLC,

as the Borrower

MSD INVESTMENT CORP.,

as the Collateral Manager

MSD INVESTMENT CORP.,

as the Equityholder

MSD INVESTMENT CORP.,

as the Seller

CITIZENS BANK, N.A.,

as the Swingline Lender

CITIZENS BANK, N.A.,

as the Administrative Agent

EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO,

as the Lenders

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as the Collateral Agent and

U.S. BANK NATIONAL ASSOCIATION,

as the Account Bank and the Collateral Custodian

any Transaction Document, including, but not limited to, indemnification payments, out of pocket expenses and amounts owing to any authorized third party service provider to the Borrower, any Lender, the Administrative Agent, the Collateral Custodian, the Collateral Agent, the Account Bank or any other Person (including accountants, agents and counsel of any of the foregoing for fees and expenses owing thereto) pursuant to any Transaction Document.

“Advance” means each loan advanced by the Lenders (including the Swingline Lender) to the Borrower on an Advance Date pursuant to Article II (including each Loan Advance, Swingline Advance and each advance made for the purpose of refunding the Swingline Lender for any Swingline Advance made pursuant to Section 2.01(b)).

“Advance Date” means the date on which an Advance is made.

“Advance Rate” means, as of any Measurement Date or other date of determination, with respect to any Eligible Collateral Obligation:

(i)
in the case of a Broadly Syndicated Loan, 72.5%;
(ii)
in the case of a Traditional Middle Market Loan, 67.5%
(iii)
in the case of a Lower Middle Market Loan, 65.0%
(iv)
 ~~in the case of a Senior Secured Bond, 60.0%~~
(v)
 ~~in the case of a Recurring Revenue Loan, 50.0%;~~
(i)
~~(vi)~~ in the case of a First Lien Last Out Loan, 45.0%; and
(j)
~~(vii)~~ in the case of a Second Lien Loan, 35.0%.

“Advances Outstanding” means, on any date of determination, the aggregate principal amount of all Advances outstanding on such day, after giving effect to all repayments of Advances and the making of new Advances on such day; provided that, the principal amounts of Advances outstanding shall not be reduced by any Available Collections or other amounts paid to the Lenders to the extent any such payment of such amounts are rescinded or have been returned to the Borrower for any reason.

“Advisers Act” has the meaning assigned to that term in Section 2.07(g). “Affected Party” has the meaning assigned to that term in Section 2.10(a). “Affiliate” when used with respect to a Person, means any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to vote 20% or more of the voting securities of such Person or to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Bridge Loan” means any loan that (a) is incurred in connection with a merger, acquisition, consolidation or sale of all or substantially all of the assets of a person or similar transaction and (b) by its terms is required to be repaid within one year of the incurrence thereof with proceeds from additional borrowings or other refinancings.

“Broadly Syndicated Loan” means any First Lien Loan with respect to which the TTM EBITDA of the related Obligor is equal to or greater than $50,000,000 as of the applicable Cut-Off Date.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City, New York are authorized or required by law to close.

“Canadian Dollar” means the lawful currency for the time being of Canada. “Canadian Dollar Account” means the securities account designated as the

“Canadian Dollar Account” and any sub-accounts under the Account Control Agreement created and maintained on the books and records of the Account Bank for the deposit of Canadian Dollars in the name of the Borrower and subject to the Lien of the Collateral Agent for the benefit of the Secured Parties.

“Canadian Dollars” means the lawful currency for the time being of Canada. “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, partnership or a limited liability company, any and all similar ownership interests in a Person (other than a corporation), and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Interest Coverage Ratio” means, for the Relevant Test Period with respect to any Collateral Obligation ~~other than a Qualified Recurring Revenue Loan~~, the comparable definition in the related Underlying Instrument; provided that, in the event that “Cash Interest Coverage Ratio” is not defined in such Underlying Instrument (and no comparable defined term exists therein), then “Cash Interest Coverage Ratio” shall mean the reasonable and customary meaning of such term and shall consider any meaningful capital structure changes; provided, further, that, if such definition or comparable term, as applicable, is not reasonable and customary as determined by the Collateral Manager in good faith in accordance with the Collateral Management Standard, then “Cash Interest Coverage Ratio” shall mean, for purposes of this Agreement, an amount, equal to the ratio of (i) EBITDA to (ii) either (a) the pro forma cash interest expense of such Obligor or (b) the cash interest expense of such Obligor for the previous twelve months, as reasonably determined by the Administrative Agent for such Obligor.

“CBNA” means Citizens Bank, N.A.

“Change of Control” means an event which will be deemed to have occurred if (a) the Equityholder ceases to own, of record, beneficially and directly, 100% of the Capital Stock of the Borrower; (b) any “assignment” (as defined in Section 202(a)(1) of the Investment Advisors Act of 1940) of either (i) the related investment management agreement by the Investment

Manager (other than an assignment to an Affiliate of the Investment Manager with the prior with respect to its below-investment grade assets under management across bank loans, high yield and private debt;

(k)
[reserved];
(i)
any representation, warranty or certification made by the Collateral Manager herein or in any other Transaction Document or in any certificate delivered pursuant to this Agreement or any other Transaction Document shall prove to have been incorrect when made, in any material respect, and continues to be unremedied for a period of 30 days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the Collateral Manager by the Administrative Agent or the Collateral Agent (at the direction of the Administrative Agent) and (ii) the date on which a Responsible Officer of the Collateral Manager acquires knowledge thereof;
(j)
the Collateral Manager fails to maintain liquidity in at amount at least equal to the Unfunded Equity Shortfall Amount; or
(k)
any Event of Default occurs as a result of a material breach by the Collateral Manager of its duties under this Agreement.

“Collateral Manager Termination Notice” has the meaning assigned to that term in Section 6.01(b).

“Collateral Obligation” means a Loan~~, a Senior Secured Bond~~ or a Participation Interest owned by the Borrower, excluding the Retained Interest thereon.

“Collateral Obligation File” means, with respect to each Collateral Obligation, a file containing (a) each of the documents and items as set forth on the Document Checklist with respect to such Collateral Obligation and (b) duly executed originals (to the extent required by the Collateral Management Standard) and copies of any other relevant records relating to such Collateral Obligations and Portfolio Assets pertaining thereto.

“Collateral Obligation List” means the schedule set forth as Schedule VII hereto of all Eligible Collateral Obligations included in the Collateral Portfolio that is designated by the Borrower (or the Collateral Manager on behalf of the Borrower) to support Advances under the Borrowing Base, as supplemented on any subsequent Advance Date, Cut-Off Date, Discretionary Sale Date or Substitution Date by the delivery from the Collateral Manager to the Administrative Agent (with a copy to the Collateral Agent) of an updated Collateral Obligation List, which Collateral Obligation List is incorporated herein by reference, and which Collateral Obligation List shall, together with all supplements and amendments thereto, be included in and made a part of the Collateral Obligation Tape.

“Collateral Obligation Tape” means the Collateral Obligation Tape identifying the Collateral Obligations delivered by the Borrower or the Collateral Manager to the Collateral Custodian, the Collateral Agent and the Administrative Agent. Each such schedule shall set forth the applicable information specified on Schedule IV.

(e)
the aggregate sum of the Adjusted Balances of all Eligible Collateral Obligations issued by the six largest Obligors in excess of 35.0% of the Excess Concentration Measure; provided that, for purposes of this clause (e), all Collateral Obligations included or expected to be included as part of the Collateral Portfolio, the Obligor of which is an Affiliate of another Obligor, shall be calculated in the aggregate as having a single Obligor;
(f)
the sum of the Adjusted Balances of all Eligible Collateral Obligations (i) that are Second Lien Loans or First Lien Last Out Loans, in the aggregate, in excess of ~~30.0~~15.0% of the Excess Concentration Measure and (ii) that are Second Lien Loans or First Lien Last Out Loans to Obligors with an EBITDA of less than $100,000,000, in excess of ~~10.0~~5.0% of the Excess Concentration Measure;
(g)
the sum of the Adjusted Balances of all Eligible Collateral Obligations that are Permitted Deferrable Obligations in excess of 5.0% of the Excess Concentration Measure;
(h)
the sum of the Adjusted Balances of all Eligible Collateral Obligations that are unhedged Fixed Rate Obligations in excess of 5.0% of the Excess Concentration Measure;
(i)
the sum of the Adjusted Balances of all Eligible Collateral Obligations with Obligors organized or with principal operations in an Approved Foreign Jurisdiction or which are underwritten with respect to Underlying Collateral located in an Approved Foreign Jurisdiction in excess of 15.0% of the Excess Concentration Measure;
(j)
the sum of the Adjusted Balances of all Eligible Collateral Obligations denominated in an Eligible Currency other than Dollars in excess of 15.0% of the Excess Concentration Measure;
(k)
the sum of the Adjusted Balances of all Eligible Collateral Obligations that are Participation Interests (other than Assigned Participation Interests) in excess of 10.0% of the Excess Concentration Measure;
(l)
the Aggregate Unfunded Exposure Amount in excess of 10.0% of the Excess Concentration Measure;
(m)
~~the sum of the Adjusted Balances of all Eligible Collateral Obligations that are Senior Secured Bonds in excess of 15.0% of the Excess Concentration Measure;~~[reserved];
(n)
~~the sum of the Adjusted Balances of all Eligible Collateral Obligations that are Recurring Revenue Loans in excess of 10.0% of the Excess Concentration Measure;~~ [reserved];

determining earnings from continuing operations for such period), in each case, consistent with the applicable Collateral Reporting Package provided by related Obligor, and any other item the Borrower (or the Collateral Manager on behalf of the Borrower) and the Administrative Agent mutually deem to be appropriate.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or clause (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Equity Amount” means, as of any date of determination, the greater of

(x) the Aggregate Adjusted Balance, minus the Advances Outstanding, plus the amount of Principal Collections on deposit in the Principal Collection Account, and (y) $0.

“Effective LTV” means, as of any date of determination, the result, expressed as a percentage of (i) for any First Lien Loan, First Lien Last Out Loan~~, Senior Secured Bond, Recurring Revenue Loan (other than a Qualified Recurring Revenue Loan)~~ or Qualified First Lien Loan, the Senior Net Leverage Ratio divided by the Enterprise Value thereof; or (ii) for any Second Lien Loan, the Total Net Leverage ~~Ratio divided by the Enterprise Value thereof; or (iii) for any Qualified Recurring Revenue Loan, the Gross Debt-to-Recurring-Revenue~~ Ratio divided by the Enterprise Value thereof.

“Eligible Collateral Obligation” means, at any time, any Collateral Obligation which satisfies each of the representations, warranties and conditions contained in Section 4.01(ll) and Section 4.02 and which satisfies each of the following eligibility requirements (unless the Administrative Agent, in its sole discretion, agrees to waive any such requirement with respect to such Collateral Obligation; provided that, if the Administrative Agent has waived any of the following requirements (and such requirement is not currently satisfied) with respect to more than 15.0% of the Aggregate Outstanding Balance on any date of determination, then any waiver of any of the following requirements with respect to any additional Collateral Obligation to be included in the Collateral Portfolio shall require the consent of the Required Lenders on or prior to the applicable Cut-Off Date):

(a)
Each such Collateral Obligation is (i) a Specified Collateral Obligation or

(ii) an Approved Collateral Obligation.

(b)
Each such Collateral Obligation is a First Lien Loan, a First Lien Last Out Loan, a Second Lien Loan, ~~a Recurring Revenue Loan,~~ a DIP Collateral Obligation, a

Permitted Deferrable Obligation, a Delayed Draw Obligation (which Delayed Draw

Obligation is also a First Lien Loan), or a Revolving Obligation ~~or a Senior Secured Bond~~, in each case, evidenced by a note or a credit document and, other than in the case of any Collateral Obligation acquired or funded directly by the Borrower at the origination of such Collateral Obligation, an assignment or participation document in the form specified in the applicable credit agreement or, if no such specification, on a form reasonably acceptable to the agent or, in the case of a Participation Interest, the seller and Borrower (which the parties acknowledge that the Loan Syndications and Trading Association assignment form or the Loan Syndications and Trading Association participation form, as applicable, (or applicable United Kingdom, European or Canadian equivalent) is acceptable) in respect of such Collateral Obligation, in each case, governed by, and construed in accordance with, all Applicable Law. Each such Collateral Obligation and the Portfolio Assets related thereto is subject to a valid, subsisting and enforceable first or second priority perfected security interest (subject only to Permitted Liens) in favor of the Collateral Agent, on behalf of the Secured Parties, and the Borrower has good and marketable title to, such Collateral Obligation and the Portfolio Assets related thereto, free and clear of all Liens other than any Permitted Liens.

(c)
Such Collateral Obligation is not a Defaulted Obligation.
(d)
The Obligor with respect to such Collateral Obligation is an Eligible Obligor domiciled and organized or incorporated in (and the Underlying Collateral with respect to which such Collateral Obligation was principally underwritten is located in) the United States or any state or territory thereof or an Approved Foreign Jurisdiction; provided that, the foregoing restriction shall not apply to any Obligor that is (x) not the primary obligor and (y) not the basis on which the applicable Collateral Obligation was principally underwritten.
(e)
Each such Collateral Obligation is denominated and payable only in an Eligible Currency and does not permit the currency or country in which such Collateral Obligation is payable to be changed (unless such permitted currency is another Eligible Currency).
(f)
No such Collateral Obligation is Margin Stock.
(g)
The acquisition of such Collateral Obligation does not cause the Borrower or the assets constituting the Collateral Portfolio to be required to be registered as an investment company under the 1940 Act (with the parties hereto hereby acknowledging and agreeing that a Person which is a “business development corporation” (as such term is defined in the 1940 Act) shall, for all purposes hereunder and under the other Transaction Documents, not be deemed to be a Person required to be registered as an investment company under the 1940 Act).
(h)
Such Collateral Obligation is not a construction loan and is not principally secured by real estate.
(i)
Each such Collateral Obligation constitutes a legal, valid, binding and enforceable obligation of the Obligor thereunder and each guarantor thereof, enforceable

(rr) If such Collateral Obligation is an Assigned Participation Interest, such Assigned Participation Interest has been elevated to a full assignment by the date that is ninety (90) days after the Closing Date.

(ss) Neither the Borrower, nor any Affiliate of the Borrower or Collateral manager owns 5.00% or more of any class of vested voting securities of the Obligor or more than 10.00% of the total equity of such Obligor, or any securities that are immediately convertible into or immediately exercisable or exchangeable for 5.00% or more of any class of vested voting securities of any Obligor or 10.0% or more of the total equity of any Obligor, in each case as determined by the Collateral Manager.

(tt) Such Collateral Obligation is not a Recurring Revenue Loan or a Senior Secured Bond.

“Eligible Currency” means Dollars, Canadian Dollars, Euros and GBP.

“Eligible Obligor” means on any date of determination, any Obligor that satisfies each of the following eligibility requirements (unless the Administrative Agent in its sole discretion agrees to waive any such eligibility requirement with respect to such Obligor):

(a)
is a business organization (and not a natural Person) duly organized and validly existing under the laws of its jurisdiction of organization;
(b)
is not a Governmental Authority;
(c)
is not (i) the target or subject of any Sanctions or (ii) a Sanctioned Person;
(d)
is not an Affiliate of, or controlled by or under common control with, the Borrower, the Collateral Manager or the Equityholder;
(e)
is a legal operating entity or a holding company;
(f)
did not enter into the Collateral Obligation primarily for personal, family or household purposes; and
(g)
does not:
(i)
derive any portion of its business from, is not primarily or directly involved in (or for which the proceeds received by the relevant Obligor is used to finance) payday lending, pawn shops, adult entertainment, marijuana related businesses, automobile title loans, tax refund anticipation loans, credit repair services, drug paraphernalia, fireworks distributors, tax evasion, assault weapons or firearms manufacturing, businesses engaged in predatory lending practices or strip mining; or
(ii)
any other industry which involves any activity that the Administrative Agent or a Lender reasonably believes is or would be illegal in attributable to such Recipient’s failure to comply with Section 2.11(g), and (d) any Taxes imposed under FATCA.

“Facility Amount” means $595,000,000, as such amounts may vary from time to time in accordance with the terms of this Agreement (including in connection with an increase up to the Maximum Facility Amount pursuant to Section 2.21); provided that, at any time on or after the Reinvestment Period End Date, the Facility Amount shall mean an amount equal to the aggregate Advances Outstanding at such time.

“Facility Attachment Ratio” means, with respect to any Collateral Obligation for the Relevant Test Period, the ratio of (i) committed Indebtedness of the related Obligor that is senior in terms of payment or lien subordination to the related Collateral Obligation to (ii) TTM EBITDA of such Obligor.

“Facility Margin” means, (i) during the Reinvestment Period, ~~2.75~~1.95% per annum; and (ii) thereafter, ~~3.00~~2.20% per annum; provided that, upon the occurrence and during the continuation of an Event of Default, the Facility Margin shall increase by 2.00%.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code (or any amended or successor version described above), and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FDIC” means the Federal Deposit Insurance Corporation, and any successor thereto.

“Federal Funds Rate” means, for any period, a fluctuating per annum rate of interest equal, for each day during such period, to the weighted average of the overnight federal funds rates as reported in Federal Reserve Board Statistical Release H.15(519) or any successor or substitute publication selected by the Administrative Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if for any reason such rate is not available on any day, the rate determined, in the sole discretion of the Administrative Agent, to be the rate at which overnight federal funds are being offered in the national federal funds market at 9:00 a.m. on such day. Notwithstanding anything herein to the contrary, if the calculation of the Federal Funds Rate results in a rate of less than zero, the Federal Funds Rate shall be deemed to be zero for all purposes of this Agreement.

“Fees” has the meaning set forth in Section 2.09.

“Financial Asset” has the meaning specified in Section 8-102(a)(9) of the UCC. “First Lien Last Out Loan” means any Loan which satisfies the definition of First

Lien Loan except that such Loan is subordinated in application of proceeds pursuant to a specified priority of payments to other senior secured loans of the same Obligor until such other senior secured loans are paid in full; provided that, as of any date of determination, any Loan for which the Facility Attachment Ratio thereof exceeds 2.0x shall be deemed to be a Second Lien Loan for all purposes hereunder.

“First Lien Loan” means any Loan that (a) is not (and cannot by its terms become) subordinate in right of payment to any obligation of the related Obligor in any bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceedings, (b) is secured by a pledge of specified collateral, which security interest is validly perfected and first priority under Applicable Law (subject to liens permitted under the related Underlying Instrument and liens accorded priority by law in favor of any governmental body) and (c) the Collateral Manager determines in good faith that the value of the Underlying Collateral and/or the Enterprise Value of the related Obligor as of the Cut-Off Date equals or exceeds the Outstanding Balance of such Loan plus the aggregate outstanding balances of all other loans of equal or higher seniority secured by the same collateral.

“First Undrawn Amount” means, as of any date of determination, the lesser of (i) the Undrawn Amount and (ii) an amount equal to 50.0% of the Facility Amount.

“Fitch” means Fitch Ratings, Inc. or any successor thereto.

“Fixed Rate Obligation” means any Eligible Collateral Obligation other than a Floating Rate Obligation.

“Floating Rate Obligation” means any Eligible Collateral Obligation that bears a floating rate of interest.

“Floor” means, with respect to any applicable Benchmark or any applicable Base Rate, a rate of interest equal to 0.0%.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to the Swingline Lender, such Defaulting Lender’s Pro Rata Share of Swingline Advances (other than Swingline Advances as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to the Swingline Lender shall have been provided in accordance with the terms hereof).

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is a resident for tax purposes.

“Fourth Amendment Closing Date” means September 18, 2025.

“Fundamental Amendment” means any amendment, modification, waiver or supplement of or to this Agreement that would have a material adverse effect on any Lender (as reasonably determined by such Lender) and (a) increase or extend the term of the Commitments (other than an increase in the Commitment of another Lender or the addition of a new Lender) or extend the Termination Date or any component thereof or definition related thereto; (b) extend the date fixed for the payment of any amounts in respect of any Advance or any Fees hereunder, in each case, owing to any such Lender; (c) reduce any Advances Outstanding or the amount of any payment of principal or interest thereon or any Fee or other amounts hereunder owing to any such Lender; (d) reduce the rate at which interest or any Fee is payable hereunder to any Lender (excluding, in each case, any such reduction as a result of a full or partial waiver of interest or Fees accruing at a default rate imposed during an Event of Default or as a result of a waiver of any Event of Default); (e) release any material portion of the Collateral Portfolio, except in connection with dispositions expressly permitted or required hereunder; (f) alter the terms of Section 2.04(a), (b), (c) or (e), Section 2.16, Section 2.18, Section 2.25 or Section 11.01 or any related definitions or provisions in a manner that would alter the effect or intent of any such Section; (g) modify the definition of the “Required Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision herein; (h) modify the definition of “Advance Rate”, “Borrowing Base”, “Eligible Collateral Obligation”, “Excess Concentration Amount”, “Fundamental Amendment”, “Maximum Portfolio Advance Rate”, “Minimum Equity Test”, any other component of the “Collateral Quality Tests” or “Termination Date” or any defined term used in or otherwise related to any of the foregoing, in each case, in a manner which would have the effect of making more credit available to the Borrower, or make any such provision less restrictive on the Borrower; (i) extend the Reinvestment Period; or (j) result in or permit the direct or indirect subordination of any lien or claim securing the Obligations in connection with this Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“GBP” means the lawful currency of the United Kingdom.

“GBP Account” means the securities account designated as the “GBP Account” and any sub-accounts under the Account Control Agreement created and maintained on the books and records of the Account Bank for the deposit of GBP in the name of the Borrower and subject to the Lien of the Collateral Agent for the benefit of the Secured Parties.

“Governmental Authority” means, with respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, including any supranational bodies (such as the European Union and the European Central Bank).

“Governmental Plan” has the meaning assigned to that term in Section 4.01(y). ~~“Gross Debt-to-Recurring-Revenue Ratio” means, with respect to any Qualified~~

Recurring Revenue Loan for any Relevant Test Period, the reasonable and customary meaning of “Gross Debt-to-Recurring-Revenue Ratio” or any comparable term defined in the related Underlying Instrument for such Qualified Recurring Revenue Loan; provided that, if neither “Gross Debt-to-Recurring-Revenue Ratio” nor any such comparable term is defined in such related Underlying Instrument, or such definition or comparable term, as applicable, is not reasonable and customary as determined by the Collateral Manager in good faith in accordance with the Collateral Management Standard, then “Gross Debt-to-Recurring-Revenue Ratio” shall mean, for purposes of this Agreement, the ratio obtained by dividing (i) the aggregate Indebtedness of the related Obligor under such Qualified Recurring Revenue Loan and all other indebtedness of such Obligor that is senior or pari passu in right of payment to such Qualified Recurring Revenue Loan (minus Unrestricted Cash and cash equivalents) by (ii) the TTM Recurring Revenue of such Obligor; provided that, in the event of a lack of any such information necessary to calculate the Gross Debt-to-Recurring-Revenue Ratio of any Obligor under a Qualified Recurring Revenue Loan, a Revaluation Event shall occur as set forth in the definition ~~thereof.~~

“Group” or “Groups” means, individually or collectively, as the context may require, one or more groups or an individual group consisting of Group 1 Loans, Group 2 Loans and/or Group 3 Loans, as applicable.

“Group 1 Loan” means each Eligible Collateral Obligation that is a First Lien Loan and that satisfies, as of the related Cut-Off Date, all of the applicable criteria set forth in the same row as the Group 1 Loan classification in the table under the definition of “Specified Collateral Obligation”.

“Group 2 Loan” means each Eligible Collateral Obligation that is a First Lien Loan and that satisfies, as of the related Cut-Off Date, all of the applicable criteria set forth in the same row as the Group 2 Loan classification in the table under the definition of “Specified Collateral Obligation”.

“Group 3 Loan” means each Eligible Collateral Obligation that is a First Lien Loan and that satisfies, as of the related Cut-Off Date, all of the applicable criteria set forth in the same row as the Group 3 Loan classification in the table under the definition of “Specified Collateral Obligation”.

“Guarantee Obligation” means, with respect to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The terms “Guarantee” and “Guaranteed” used as a verb shall have a correlative meaning. The amount of any Guarantee Obligation of any guaranteeing person

“Industry Classification” means the Moody’s Industry Classification Group List set forth in Schedule VIII, as such industry classifications shall be updated at the option of the Administrative Agent in its sole discretion if S&P publishes revised industry classification.

“Initial Advance” means the first Advance hereunder made pursuant to Article II. “Instrument” has the meaning specified in Section 9-102(a)(47) of the UCC. “Insurance Policy” means, with respect to any Collateral Obligation, an insurance policy covering liability and physical damage to, or loss of, the Underlying Collateral, or an ACORD certificate or other evidence of such insurance.

“Interest” means, with respect to any period and any Collateral Obligation, for the Obligor on such Collateral Obligation and any of its parents or Subsidiaries that are obligated under the Underlying Instrument for such Collateral Obligation (determined on a consolidated basis without duplication in accordance with GAAP), the meaning of “Interest” or any comparable definition in the Underlying Instrument for such Collateral Obligation and in the event that “Interest” or any such comparable definition is not defined in such Underlying Instrument, all interest in respect of Indebtedness accrued or capitalized during such period (whether or not actually paid during such period).

“Interest Collection Account” means each account and/or sub-account designated as an “Interest Collection Account” under the Account Control Agreement.

“Interest Collections” means, (i) with respect to any Collateral Obligation, all payments and collections attributable to interest on such Collateral Obligation or other Portfolio Assets, including, without limitation, all scheduled payments of interest and payments of interest relating to principal prepayments, all guaranty payments attributable to interest and proceeds of any liquidations, sales, dispositions or securitizations attributable to interest on such Collateral Obligation (ii) any commitment fees, ticking fees, upfront fees, underwriting fees, origination fees, amendment fees, servicing fees, amendment fees, late fees, waiver fees, prepayment fees or other amounts received in respect of the Collateral Obligations and (iii) the earnings on Interest Collections in the Collection Account that are invested in Permitted Investments, in each case other than Retained Interests; provided that, any amounts received in respect of any Defaulted Obligation shall constitute Principal Collections (and not Interest Collections) until the aggregate of all collections in respect of such Defaulted Obligation since it became a Defaulted Obligation equals the outstanding principal balance of such Collateral Obligation at the time it became a Defaulted Obligation.

“Investment Manager” means BDT & MSD ~~Partners~~BDC Management, ~~L.P~~LLC. “Joinder Supplement” means an agreement among the Borrower, a Lender and the

Administrative Agent in the form of Exhibit D to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Closing Date.

“Key Person Event” means an event occurring at any time when either (i) Rob

Platek (unless his material responsibilities are assumed within ninety (90) days after his to all Eligible Collateral Obligations to increase by 0.50 or more years in connection therewith;

(c)
(i) waives one or more interest payments, (ii) reduces the interest rate spread or coupon with respect to such Eligible Collateral Obligation by 0.50% or more (other than due to automatic changes in grid pricing existing on the date of the Approval Notice for such Eligible Collateral Obligation), or (iii) permits any interest due in cash to be deferred or capitalized and added to the principal amount of such Eligible Collateral Obligation (other than any deferral or capitalization already expressly permitted, as of the Cut-Off Date, by the terms of the related Underlying Instrument with respect to any Permitted Deferrable Obligation as of the related Cut-Off Date);
(d)
contractually or structurally subordinates such Collateral Obligation to any obligation (other than any obligation which is senior to such Collateral Obligation and which existed as of the applicable Cut-Off Date) by operation of a priority of payments, turnover provisions, the transfer of assets in order to limit recourse to the related Obligor or the granting of Liens (other than “permitted liens” as defined in the applicable Underlying Instrument or such comparable term if “permitted liens” is not defined therein, in each case, so long as such definition or term, as applicable, is reasonable and customary) on any of the Underlying Collateral securing such Collateral Obligation, in each case, with the consent of the Borrower;
(e)
substitutes, alters or releases all or any portion (other than by the granting of Permitted Liens) of the Underlying Collateral securing such Collateral Obligation and such substitution, alteration or release, individually or in the aggregate and as determined in the Administrative Agent’s sole discretion, materially and adversely affects the value of such Collateral Obligation;
(f)
amends, waives, forbears, supplements or otherwise modifies (i) the meaning of “Indebtedness”, “Senior Net Leverage Ratio”, “Total Net Leverage ~~Ratio”, “Gross Debt-to-Recurring-Revenue~~ Ratio”, “EBITDA”, “Effective LTV”, “Enterprise Value”, “Cash Interest Coverage Ratio”, “Unrestricted Cash”, “Permitted Liens”, “Interest Coverage Ratio” or any comparable definitions, provisions or related financial covenants or collateral quality compliance tests, as applicable, in the related Underlying Instrument or (ii) any term or provision of such Underlying Instrument referenced in or utilized in the calculation of any of the foregoing or any comparable term (or, in each case, any component thereof), including without limitation as any such relates to financial covenants, in such Underlying Instrument, in each case (with respect to clauses (i) and

(ii) above), in a manner that, in the sole discretion of the Administrative Agent, is materially adverse to any Secured Party; provided that, in connection with any Revenue Recognition Implementation or any Operating Lease Implementation, the Administrative Agent may in its sole discretion retroactively adjust any of the foregoing definitions, including any comparable definitions or other related terms and provisions or methods of calculation, as applicable, for any Collateral Obligation as determined on the applicable Cut-Off Date;

(g)
 ~~with respect to a Qualified Recurring Revenue Loan, the Maintenance~~ Covenants calculated based on Recurring Revenue set forth in the related Underlying Instrument are not replaced with traditional EBITDA-based cash flow leverage lending covenants (such as “Total Net Leverage Ratio” or “Senior Net Leverage Ratio” or an equivalent term) by the applicable date set forth in the related Underlying Instrument or ~~such date is extended;~~ or

(g) ~~(h)~~ waives or amends the maintenance financial covenant under the related Underlying Instrument in a manner that, in the sole discretion of the Administrative Agent, is materially adverse to any Secured Party.

“Maximum Facility Amount” means $750,000,000; provided that, at any time on or after the Reinvestment Period End Date, the Maximum Facility Amount shall mean an amount equal to the aggregate Advances Outstanding at such time.

“Maximum Portfolio Advance Rate” means (i) if ~~Second Lien Loans comprise over 15.0% of the Aggregate Adjusted Balance~~the Diversity Score is less than 15, 62.5% or (ii) otherwise, 65.0%.

“Maximum Weighted Average Life Test” means a test that will be satisfied at any time if the Weighted Average Life of all Eligible Collateral Obligations at such time is less than or equal to 7 years minus the number of years (rounded to the nearest quarter year) that have elapsed since the Fourth Amendment Closing Date.

“Measurement Date” means each of the following dates: (i) each Determination Date, (ii) the Reporting Date with respect to each Payment Date, (iii) the date as of which an Advance or reduction of the Advances Outstanding is requested, (iv) the date as of which a release of Principal Collections is requested, (v) the date of any Discretionary Sale or any Substitution Date described in Section 2.07, (vi) the date as of which a Borrowing Base Deficiency occurs, (vii) the Business Day following the date on which a Responsible Officer of the Borrower, the Collateral Manager or the Equityholder has actual knowledge of the occurrence of any Revaluation Event, (viii) the Business Day following the date that the Assigned Value of any Collateral Obligation is adjusted; (ix) the date on which any Collateral Obligation included in the latest calculation of the Borrowing Base fails to meet one or more of the criteria listed in the definition of “Eligible Collateral Obligation” (other than any criteria thereof waived by the Administrative Agent) and (x) any other date reasonably requested by the Administrative Agent.

“Minimum Diversity Test” means a test that will be satisfied on any date of determination if the Diversity Score is no less than (i) prior to the end of the Ramp Period, 6 and

(ii) thereafter, 10.

“Minimum Equity Test” means a test that will be satisfied on any date of determination during the Reinvestment Period if the Effective Equity Amount is greater than or equal to the Minimum Required Equity Amount.

“Qualified First Lien Loan” means any Eligible Collateral Obligation that would qualify as a First Lien Loan but for the seniority in right of payment of a Permitted Working Capital Facility or Super Priority Revolving Facility and/or the seniority of the Lien securing the Permitted Working Capital Facility or Super Priority Revolving Facility, so long as: (i) as of the most recent date of determination, such Permitted Working Capital Facility or Super Priority Revolving Facility, as applicable, has an aggregate commitment equal to not more than 20.0% of the sum of (a) the aggregate commitment amount of such Permitted Working Capital Facility or Super Priority Revolving Facility, (b) the aggregate commitment amount of such Eligible Collateral Obligation and (c) the aggregate commitment amount of any other Indebtedness that is pari passu with, or senior to, such Loan; (ii) such Loan has a ratio of the aggregate commitment amount of such Permitted Working Capital Facility or Super Priority Revolving Facility, as applicable, to TTM EBITDA of such Obligor (based on the most recently available quarterly financial statements of such Obligor) not greater than 0.5x; and (iii) the Administrative Agent in its sole and absolute discretion has consented to the treatment of such Loan as a Qualified First Lien Loan; provided that, any Loan that would otherwise be a Qualified First Lien Loan hereunder but has, as of the Cut-Off Date, not met the requirements of clauses (i) through (iii) of this definition shall be considered a First Lien Last Out Loan for all purposes hereunder.

~~“Qualified Recurring Revenue Loan” means any Recurring Revenue Loan other than a Recurring Revenue Loan that qualifies as such solely under clause (ii) of the definition thereof.~~

“Ramp Period” means the period commencing on the Closing Date and ending on the day preceding the earlier of (a) the date on which the Aggregate Adjusted Balance is equal to or greater than the Minimum Target Amount and (b) the nine-month anniversary of the Closing Date; provided that the Ramp Period may be extended by mutual agreement of the parties hereto, in the event of an increase to the Facility Amount, pursuant to Section 2.21.

“Recipient” means the Administrative Agent and any applicable Lender, as the context may require.

“Recurring Revenue Loan” means~~, with respect to any Qualified Recurring~~ Revenue Loan and/or any Obligor thereunder, the reasonable and customary meaning of ~~“Recurring Revenue” or any comparable~~ a Loan which is underwritten based on the definition of “annualized recurring revenue” (or an equivalent term) in the related Underlying ~~Instrument;~~ provided that, in the event that “Recurring Revenue” is not defined in such Underlying ~~Instrument (and no comparable defined term exists therein), or~~Instruments, or if no such definition ~~or comparable term, as applicable, is not reasonable and customary as determined by~~ the Collateral Manager in good faith in accordance with the Collateral Management Standard, ~~then “Recurring Revenue” shall mean, for purposes of this Agreement, all~~exists in such Underlying Instruments, on recurring maintenance, service, support, hosting, subscription and other revenues ~~identified by the Collateral Manager (including, without limitation, software as a~~ service subscription revenue), of the related Obligor and any of its parents or subsidiaries that are obligated with respect to such Eligible Collateral Obligation pursuant to the applicable Underlying Instrument (determined on a consolidated basis without duplication in accordance

~~with GAAP)~~and designated as a Recurring Revenue Loan by the Administrative Agent in connection with the initial request for approval of such Loan.

~~“Recurring Revenue Loan” means an Eligible Collateral Obligation is secured by~~ a pledge of specified collateral, which security interest is validly perfected and first priority under Applicable Law (subject to liens permitted under the related Underlying Instrument and liens accorded priority by law in favor of any governmental body) which as of the Cut-Off Date (i)(1) includes Maintenance Covenants calculated based on Recurring Revenue (such as “Gross Debt-to-Recurring-Revenue Ratio” or an equivalent term) rather than EBITDA, (2) the related Underlying Instrument provides that such Maintenance Covenants calculated based on Recurring Revenue shall be replaced with traditional EBITDA-based cash flow leverage lending covenants (such as “Total Net Leverage Ratio” or “Senior Net Leverage Ratio” or an equivalent term) within three (3) years of the Cut-Off Date and (3) the Obligor’s previous quarter annualized Recurring Revenue is at least $50,000,000 as of the related Cut-Off Date; or (ii) has a Senior Net Leverage Ratio greater than 7.50x as of the related Cut-Off Date, in each case, as determined by the Administrative Agent in consultation with the Collateral Manager and designated as such in the related Approval Notice; provided that, with the approval of the Administrative Agent in its sole discretion, the Collateral Manager may re-designate such Loan as a First Lien Loan, a Qualified First Lien Loan, a First Lien Last Out Loan or a Second Lien Loan if at any time after the Cut-Off Date (a) with respect to any Recurring Revenue Loan (other than a Qualified Recurring Revenue Loan), as of any applicable Determination Date, such Loan has a Senior Net Leverage Ratio less than 7.50x; or (b) with respect to any Qualified Recurring Revenue Loan, such Maintenance Covenants calculated based on Recurring Revenue in the related Underlying Instrument are replaced (whether by amendment or by operation of such Underlying Instrument) with traditional EBITDA-based cash flow leverage lending covenants (such as “Total Net ~~Leverage Ratio” or “Senior Net Leverage Ratio” or an equivalent term).~~

“Register” has the meaning assigned to that term in Section 2.14.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. § 221, or any successor regulation.

“Reinvestment Period” shall mean the period commencing on the Closing Date and ending on the day preceding the Reinvestment Period End Date.

“Reinvestment Period End Date” means the earliest to occur of (a) any date following the occurrence of a Collateral Manager Default on which the Administrative Agent provides written notice to the Borrower and the Collateral Manager that it is terminating the Reinvestment Period, (b) the Termination Date and (c) the Scheduled Reinvestment Period End Date.

“Related Obligation” means any Collateral Obligation where an Affiliate of the Borrower, the Equityholder or the Collateral Manager owns a Delayed Draw Obligation or Revolving Obligation pursuant to the same Underlying Instrument; provided that, any such Collateral Obligation will cease to be a “Related Obligation” hereunder once all commitments by such Affiliate to make advances or fund such Delayed Draw Obligation or Revolving Obligation, as applicable, to the related Obligor expire or are irrevocably terminated or reduced to zero.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release Date” has the meaning assigned to that term in Section 2.07(b). “Relevant Governmental Body” means the Federal Reserve Board or the Federal

Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Relevant Test Period” means, with respect to any Collateral Obligation, the relevant test period for the calculation of Total Net Leverage Ratio, Senior Net Leverage Ratio, Effective LTV, Facility Attachment Ratio, ~~Gross Debt-to-Recurring-Revenue Ratio,~~ Cash Interest Coverage Ratio or EBITDA or any other term of similar import, as applicable, for such Collateral Obligation in the related Underlying Instrument or, if no such period is provided for therein, for Obligors delivering monthly financial statements, each period of the last 12 consecutive reported calendar months, and for Obligors delivering quarterly financial statements, each period of the last four consecutive reported fiscal quarters of the principal Obligor on such Collateral Obligation; provided that with respect to any Collateral Obligation for which the relevant test period is not provided for in the related Underlying Instrument, if an Obligor is a newly-formed entity as to which 12 consecutive calendar months have not yet elapsed, “Relevant Test Period” shall initially include the period from the date of formation of such Obligor to the end of the twelfth calendar month or fourth fiscal quarter (as the case may be) from the date of formation, and shall subsequently include each period of the last 12 consecutive reported calendar months or four consecutive reported fiscal quarters (as the case may be) of such Obligor.

“Remittance Period” means, (i) as to the initial Payment Date, the period beginning on the Closing Date and ending on, and including, the Determination Date immediately preceding such Payment Date and (ii) as to any subsequent Payment Date, the period beginning on the first day after the most recently ended Remittance Period and ending on, and including, the Determination Date immediately preceding such Payment Date, or, with respect to the final Remittance Period, the Collection Date.

“Replaced Collateral Obligation” has the meaning assigned to that term in Section

2.07(c).

“Replacement Collateral Manager” has the meaning assigned to that term in

Section 6.01(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than an event for which the 30 day notice period has been waived.

“Reporting Date” means the 15th day of each calendar month, or if such day is not a Business Day, the next succeeding Business Day, commencing in September 2023.

(h)
with respect to any Collateral Obligation, the occurrence of a Material Modification (unless such Material Modification was approved in advance or waived by the Administrative Agent in its sole discretion);
(i)
with respect to any Collateral Obligation, (a) the Collateral Manager fails to deliver to the Administrative Agent the Collateral Reporting Package or any other financial reporting information as required by the related Underlying Instrument within fifteen (15) days after the Collateral Manager’s receipt thereof or (b) the related Obligor fails to deliver to the Borrower or the Collateral Manager, as applicable, the Collateral Reporting Package or any other financial reporting information as required by the related Underlying Instrument (after giving effect to the shorter of (i) any applicable grace period thereunder and (ii) thirty (30) days);
(j)
with respect to any (i) Specified Collateral Obligation, the Senior Net Leverage Ratio for the Relevant Test Period is (1) greater than 3.50x and (2) more than 0.50x higher than such Senior Net Leverage Ratio as calculated on the applicable Cut-Off Date; (ii) Approved Collateral Obligation that is a First Lien Loan ~~or a Recurring Revenue Loan (other than a Qualified Recurring Revenue Loan)~~, the Senior Net Leverage Ratio for the Relevant Test Period is (1) greater than 3.50x and (2) more than 1.0x higher than such Senior Net Leverage Ratio as calculated on the applicable Cut-Off Date; or (iii) Qualified First Lien Loan or First Lien Last Out Loan, (1) the Senior Net Leverage Ratio for the Relevant Test Period is more than 0.50x higher than such Senior Net Leverage Ratio as calculated on the applicable Cut-Off Date or (2) the Facility Attachment Ratio for the Relevant Test Period is more than 0.25x higher than such Facility Attachment Ratio as calculated on the applicable Cut-Off Date;
(k)
with respect to any Second Lien Loan, the Total Net Leverage Ratio for the Relevant Test Period is (i) greater than 5.0x and (ii) more than 0.50x higher than such Total Net Leverage Ratio as calculated on the applicable Cut-Off Date;
(l)
~~with respect to any Qualified Recurring Revenue Loan, (i) the Gross~~ Debt-to-Recurring-Revenue Ratio for the Relevant Test Period is more than 10.0% higher than such Gross Debt-to-Recurring-Revenue Ratio as calculated on the applicable Cut-Off Date; (ii) the Obligor’s previous quarter annualized Recurring Revenue is less than $50,000,000, calculated using the most recent financial information; or (iii) a failure by the related Obligor to provide the information necessary to calculate the Gross Debt-to-Recurring-Revenue Ratio for any Relevant Test Period as and when required by ~~the related Underlying Instrument~~[reserved];
(m)
with respect to any Collateral Obligation denominated in an Eligible Currency (other than Dollars) the enactment of any regulation or any change in law which results in the redenomination or revaluation of such Eligible Currency;
(n)
with respect to any Related Obligation, the Affiliate of the Borrower or the Equityholder, as applicable, which owns the related Delayed Draw Obligation or

Revolving Obligation, as applicable, fails to comply with any funding obligation thereunder;

(o)
with respect to any Collateral Obligation with a public rating, (i) such Collateral Obligation either ceases to have (x) a public rating by S&P above “CCC-” or

(y) a Moody’s probability of default rating (as published by Moody’s) above “Caa3”; or

(ii) if such Collateral Obligation is a Participation Interest, the seller thereof ceases to have (x) long-term unsecured ratings of at least “Baa1” by Moody’s and “BBB+” by S&P and (y) short-term unsecured ratings of at least “A-1” by S&P and “P-1” by Moody’s;

(p)
with respect to any Permitted Deferrable Obligation, such Collateral Obligation at any time ceases to satisfy the requirements of the definition of “Permitted Deferrable Obligation”;
(q)
with respect to any Collateral Obligation that is not a Specified Collateral Obligation, such modifications to the foregoing criteria or such additional criteria as may be mutually agreed to between the Borrower and the Administrative Agent as set forth in the related Approval Notice;
(r)
~~other than with respect to any Qualified Recurring Revenue Loan,~~ the Cash Interest Coverage Ratio for any Relevant Test Period of the related Obligor with respect to such Collateral Obligation is (i) less than 1.50x and (ii) 85% or less than such Cash Interest Coverage Ratio as calculated on the applicable Cut-Off Date;
(s)
~~other than with respect to any Obligor under a Qualified Recurring Revenue Loan,~~ a failure by the related Obligor to provide the information necessary to calculate the Cash Interest Coverage Ratio for any Relevant Test Period as and when required by the related Underlying Instrument;
(t)
with respect to any Collateral Obligation, the Administrative Agent receives an Opinion of Counsel to the effect that the Borrower’s ownership thereof would be expected to cause the Administrative Agent or any Lender to fail to comply with any applicable law or any request or directive (whether or not having the force of law) from any banking or other Governmental Authority having jurisdiction thereover;
(u)
with respect to any Obligor under a Collateral Obligation ~~(other than a Qualified Recurring Revenue Loan)~~, TTM EBITDA has declined to less than $5,000,000 as of any date of determination;
(v)
with respect to any Collateral Obligation, the Collateral Manager determines, in its sole discretion, in accordance with the Collateral Management Standard, that all or a material portion of such Collateral Obligation is not collectible or otherwise places such Collateral Obligation on non-accrual status; and
(w)
a “change of control” (or any similar provision or definition) pursuant to the related Underlying Instrument, or if such Underlying Instrument does not contain a “change of control” (or any similar provision or definition), any change in the Control of the related Obligor.

“Revenue Recognition Implementation” means the implementation by an Obligor of IFRS 15/ASC 606.

“Review Criteria” has the meaning assigned to that term in Section 12.02(b)(i). “Revolving Obligation” means a Collateral Obligation (other than a Delayed

Draw Obligation) that is a senior secured obligation (including funded and unfunded portions of revolving credit lines and letter of credit facilities, unfunded commitments under specific facilities and other similar loans and investments) that under the Underlying Instrument relating thereto may require one or more future advances to be made to the Obligor by the Borrower; provided that, any such Collateral Obligation will be a Revolving Obligation only until all commitments by the Borrower to make advances to the Obligor thereof expire, or are terminated, or are irrevocably reduced to zero.

“S&P” means S&P Global Ratings and any successor thereto.

“Sanction” or “Sanctions” means, individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes, export controls and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order; (b) the United Nations Security Council; (c) the European Union; (d) the United Kingdom; or (e) any other Governmental Authorities with jurisdiction over the Borrower, the Collateral Manager, the Equityholder or any of their respective Subsidiaries.

“Sanctioned Person” means any Person or vessel that is a target of Sanctions, including without limitation, a Person that is: (a) listed on OFAC’s Specially Designated Nationals (SDN) and Blocked Persons List or any list of targeted persons issued under any other Sanctions; (b) listed on OFAC’s Consolidated Non-SDN List; (c) a legal entity that is deemed by OFAC to be a Sanctions target based on the direct or indirect ownership or control of such legal entity by Sanctioned Person(s); or (d) a Person that is a Sanctions target pursuant to any territorial or country-based Sanctions program.

“Scheduled Payment” means, with respect to any Eligible Collateral Obligation, each scheduled payment of principal and/or interest required to be made by the Obligor thereunder.

“Scheduled Reinvestment Period End Date” means the three-year anniversary of the Fourth Amendment Closing Date.

“Scheduled Maturity Date” means two (2) years following the Reinvestment Period End Date.

“Second Lien Loan” means any Loan (other than a First Lien Loan, a First Lien

Last Out Loan and any Loan that would be a First Lien Last Out Loan with a Facility Attachment

Type of Loan	TTM EBITDA	Maximum Effective LTV	Maximum Senior Net Leverage Ratio
Group 2	$25,000,000 • EBITDA	50.0%	6.5x
Group 3	$50,000,000 • EBITDA	50.0%	7.5x

provided that, notwithstanding anything herein to the contrary, “Specified Collateral Obligation” shall be deemed to exclude any Eligible Collateral Obligation:

(l)
the Obligor for which, as of the applicable Cut-Off Date, has a (1) TTM EBITDA adjustment that is greater than 30.0% pursuant to the related Underlying Instrument or (2) TTM EBITDA less than $15,000,000;
(m)
which as of the applicable Cut-Off Date is ~~a Recurring Revenue Loan,~~ a First Lien Last Out Loan, a Second Lien Loan, a DIP Collateral Obligation or a Permitted Deferrable Obligation;
(n)
for which, as of the applicable Cut-Off Date, the Senior Net Leverage Ratio has deteriorated materially since the most recent transaction as determined in good faith by the Administrative Agent in its commercially reasonable discretion; and
(o)
for which the Administrative Agent has waived one or more of the requirements set forth in the definition of “Eligible Collateral Obligation”;

provided, further that, notwithstanding anything herein to the contrary, no Eligible Collateral Obligation acquired by the Borrower during the occurrence and continuation of a Key Person Event shall be a “Specified Collateral Obligation”.

“Specified Material Modification” means a Material Modification pursuant to clause (a) or clause (d) of the definition thereof.

“Spot Rate” means, as of any date of determination, with respect to the conversion of any Eligible Currency (other than Dollars), (x) the applicable currency-Dollar spot rate that appeared on the Bloomberg screen for such currency or (y) solely for purposes of an actual currency exchange, the applicable currency Dollar spot rate obtained by the Collateral Manager through customary banking channels, in each case, measured as of the end of the immediately preceding Business Day (or if such date is a Determination Date, at the end of such day).

Columbia.

“State” means one of the fifty states of the United States or the District of

“Structured Finance Obligation” means any obligation of a special purpose vehicle secured directly by, referenced to, or representing ownership of, a pool of receivables or other assets, including collateralized debt obligations and single asset repackages.

“Transaction Documents” means this Agreement, any Joinder Supplement, the Account Control Agreement, the Purchase and Sale Agreement, the Master Participation Agreement, each Lender Fee Letter, the Collateral Agent and Collateral Custodian Fee Letter and each document, instrument or agreement related to any of the foregoing.

“Transferee Letter” has the meaning assigned to that term in Section 11.04(a). “TTM EBITDA” means, with respect to any Obligor for which twelve full fiscal months (or such other periodic increments totaling no less than one consecutive year) of relevant financial data are available, as of any date of determination, “EBITDA” for such Obligor for the trailing twelve-month period ending on such date, as calculated by the Collateral Manager in good faith in accordance with the Collateral Management Standard using information from and calculations consistent with the applicable Collateral Reporting Package.

~~“TTM Recurring Revenue” means, with respect to any Obligor for which twelve~~ full fiscal months (or such other periodic increments totaling no less than one consecutive year) of relevant financial data are available, as of any date of determination, the “Recurring Revenue” of such Obligor for the trailing twelve-month period ending on such date, as calculated by the Collateral Manager in good faith in accordance with the Collateral Management Standard using ~~information from and calculations consistent with the applicable Collateral Reporting Package.~~

“Type” means, with respect to a Loan Advance, its character as a Daily Simple SOFR Advance or a Term SOFR Advance.

“UCC” means the Uniform Commercial Code as from time to time in effect in the specified jurisdiction or jurisdictions.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the applicable Benchmark Replacement Adjustment.

“Underlying Collateral” means, with respect to a Collateral Obligation, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Collateral Obligation, as applicable, including, without limitation, to the extent provided for in the related Underlying Instrument a pledge of the stock, membership or other ownership interests in the related Obligor and all proceeds from any sale or other disposition of such property or other assets.

entire Collateral Portfolio following the Collection Date. The Collateral Agent, for the benefit of the Secured Parties, shall after the deposit by the Collateral Manager of the proceeds of such Collateral Obligation into the Collection Account (or otherwise at the direction of the Administrative Agent), at the sole expense of the Collateral Manager, execute such documents and instruments of release as may be prepared by the Collateral Manager on behalf of the Borrower, give notice of such release to the Collateral Custodian (in the form of Exhibit M, which shall include an incumbency certificate for each authorized signer)) (unless the Collateral Custodian and Collateral Agent are the same Person) and take other such actions as shall reasonably be requested by the Borrower to effect such release of the Lien created pursuant to this Agreement. Upon receiving such notification by the Collateral Agent as described in the immediately preceding sentence, if applicable, the Collateral Custodian shall deliver the Required Loan Documents to the Borrower.

(b) Promptly after the Collection Date has occurred, each Lender and the Administrative Agent, in accordance with their respective interests, shall release to the Borrower, for no consideration but at the sole expense of the Borrower, their respective remaining interests in the Portfolio Assets, free and clear of any Lien resulting solely from an act by the Collateral Agent, any Lender or the Administrative Agent but without any other representation or warranty, express or implied, by or recourse against any Lender or the Administrative Agent.

Section 2.17 Treatment of Amounts Received by the Borrower. Amounts received by the Borrower pursuant to Section 2.07 on account of Collateral Obligations shall be treated as payments of Principal Collections or Interest Collections, as applicable, on Collateral Obligations hereunder.

Section 2.18 Repayments and Prepayments; Permanent Reduction of the Facility Amount; Termination.

(f)
Subject to Section 2.18(b), below, unless otherwise expressly permitted or required herein, including, without limitation, any repayment necessary to cure a Borrowing Base Deficiency, Advances Outstanding may only be prepaid in whole or in part upon delivery by the Borrower of a Notice of Reduction at least three (3) Business Days prior to the intended date of such reduction; provided that, same day notice shall be permitted to cure a Borrowing Base Deficiency; provided further that, no reduction of the Advances Outstanding shall be given effect unless sufficient funds have been remitted to pay all applicable amounts in full, as determined by the Administrative Agent, in its sole discretion. The Administrative Agent shall apply amounts received from the Borrower pursuant to this Section 2.18(a) to the pro rata reduction of the Advances Outstanding.
(g)
Upon delivery by the Borrower of a Notice of Permanent Reduction/Termination at least twenty (20) Business Days prior to the intended date of such reduction or termination, as applicable, the Borrower may either (i) terminate this Agreement and the other Transaction Documents upon payment in full of all Advances Outstanding, all accrued and unpaid Yield, any Make-Whole Fee, Undrawn Fee, Optional Prepayment Penalty, Administrative Expenses and other costs and expenses of the Administrative Agent, the Collateral Agent, the Collateral Custodian, the Account Bank and the Lenders and payment of all other Obligations (other than unmatured contingent indemnification obligations); or (ii)

SCHEDULE IV

COLLATERAL OBLIGATION TAPE

For each Collateral Obligation, the Borrower shall provide, as applicable, the following information and the applicable Collateral Obligation Tape:

(e)
Obligor Name
(f)
Collateral Obligation Type (First Lien Loan, First Lien Last Out Loan, or Second Lien ~~Loan, Senior Secured Bond, or Recurring Revenue~~ Loan), as well as whether the Collateral Obligation is a Specified Collateral Obligation (Group 1, Group 2, or Group 3) or an Approved Collateral Obligation
(g)
Whether such Collateral Obligation is a funded Term Loan, Delayed Draw Obligation or a Revolving Obligation
(h)
Calculation of the Senior Net Leverage Ratio as of the applicable Cut-Off Date for such Collateral Obligation and for the most recent Relevant Test Period (quarterly)
(i)
Calculation of the Total Net Leverage Ratio as of the applicable Cut-Off Date for such Collateral Obligation and for the most recent Relevant Test Period (quarterly)
(j)
Calculation of the Cash Interest Coverage Ratio as of the applicable Cut-Off Date for such Collateral Obligation and for the most recent Relevant Test Period (quarterly)
(k)
Calculation of the Facility Attachment Ratio as of the applicable Cut-Off Date for such Collateral Obligation and for the most recent Relevant Test Period (quarterly)
(l)
~~Calculation of the Gross Debt-to-Recurring-Revenue Ratio as of the applicable Cut-Off Date for any Qualified Recurring Revenue Loan and for the most recent Relevant Test Period (quarterly)~~[Reserved]
(m)
TTM EBITDA as of the applicable Cut-Off Date for such Collateral Obligation and for the most recent Relevant Test Period (quarterly)
(n)
~~For Qualified Recurring Revenue Loans, the Recurring Revenue as of the applicable Cut-Off Date for such Collateral Obligation and for the most recent Relevant Test Period (quarterly)~~ [Reserved]
(o)
Effective LTV as of the most recent transaction (as it applies to the Cut-Off Date)
(p)
Calculation of the EBITDA add-back percentage as of the applicable

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Cut-Off Date ~~for any Collateral Obligation that is not a Qualified Recurring Revenue Loan~~
(q)
Whether such Collateral Obligation is a Qualified First Lien Loan
(r)
Whether such Collateral Obligation is a DIP Collateral Obligation, a Participation Interest, a Permitted Deferrable Obligation, a Defaulted Obligation, or a Discount Obligation
(s)
Whether such Collateral Obligation is a Cov-Lite Loan
(t)
The payment frequency of such Collateral Obligation (whether it be monthly, quarterly, or semi-annually)
(u)
For any Floating Rate Obligation, the current spread (inclusive of any index floor benefit and credit spread adjustment) and for any Fixed Rate Obligation, the current coupon
(v)
Scheduled maturity date
(w)
Whether the rate of interest is floating or fixed
(x)
For Fixed Rate Obligations, whether such Collateral Obligation is unhedged
(y)
Outstanding Balance
(z)
Any Unfunded Exposure Amount (if applicable)
(aa)
Par amount
(bb)
Assigned Value
(cc)
Adjusted Balance
(dd)
Aggregate Adjusted Balance (aa) Moody’s Industry Classification

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(bb) Whether such Collateral Obligation has been subject to a Revaluation Event (and specifying which clause under the definition thereof, as applicable)

(cc) Whether such Collateral Obligation has been subject to a Material Modification (and specifying which clause under the definition thereof, as applicable)

(dd) The Cut-Off Date and date of acquisition for such Collateral Obligation

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